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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, dated as of the 1st day of January, 2000, is by and between CARDXX, INC., a Nevada corporation (hereinafter called the "Company"), and HARRY J. TIFFANY, III (hereinafter called the "Employee").

                                R E C I T A L S :
                                -----------------

     The Company has determined that it is in the best interests of the Company and its shareholders to employ the Employee as President and Chief Operating Officer, or upon the direction of the Board of Directors as Chief Technology Officer, and the Employee is willing to accept such employment on the terms and conditions described below. Certain provisions to pay Employee for uncompensated past services are contained herein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of and subject to the agreements, terms and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   EMPLOYMENT

     Section 1.1. Employment of the Employee. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, upon the terms and conditions hereinafter set forth, for the "Initial Term" of this Agreement and any "Renewal Term", as such terms are defined in Section 1.2. The term "Period of Employment" as used herein shall mean the period from the date of this Agreement until the first to occur of the end of the term of this Agreement (either the Initial Term or, if applicable, any Renewal Term) as provided in Section 1.2 or the date of the Employee's termination as provided herein.

     Section 1.2. Term. The Initial Term of this Agreement shall be three (3) years commencing on the date of this Agreement and ending December 31, 2002. At the expiration of the Initial Term, this Agreement shall be renewed automatically for successive one-year terms (each such one-year term being referred to herein as a Renewal Term) unless on or prior to ninety (90) days preceding the date this Agreement would otherwise expire, either the Employee or the Company notifies the other party that this Agreement shall not be renewed.

                                   ARTICLE II
                                     DUTIES

     Section 2.1. Duties. During the Period of Employment, the Employee shall, subject to the authority of the Board of Directors of the Company (the "Board"), be employed as President and Chief Operating Officer, with such duties, responsibilities and authority as are consistent with such employment including, but not limited to, all matters involving research and development of the Company's products and services, and with such additional responsibilities and


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duties as may be reasonably assigned to him by the Board, which in each case he shall faithfully and diligently perform.

     Section 2.2. Time to be Devoted to Employment, Etc. Except for vacations, which in no event shall be more than three (3) weeks each year, and absences due to temporary illness or disability, the Employee shall devote such time as necessary to the business of the Company.

                                   ARTICLE III
                                  COMPENSATION

     Section 3.1. Base Salary. The Company shall pay to the Employee a base annual salary equal to One Hundred Twenty Thousand Dollars ($120,000.00) (the "Base Salary"), payable bi-monthly in arrears. The Base Salary may be adjusted as determined by the Board, but shall not be decreased below the Base Salary in existence immediately prior to such adjustment.

     Section 3.2. Reimbursement for Expenses. The Company shall reimburse the Employee for all reasonable and necessary travel expenses and other reasonable disbursements made by him for or on behalf of the Company in the performance of his duties hereunder on the Company's business, upon presentation by the Employee to the Company of appropriate vouchers or other substantiation.

     Section 3.3. Employee Benefit Plans. During the Period of Employment, the Employee shall be entitled to participate, on terms no less favorable than those available to any other senior executive officer of the Company in all employee benefit plans adopted by the Company to which senior executive officers and their immediate families are entitled to participate.

                                   ARTICLE IV
                       DISABILITY OR DEATH OF THE EMPLOYEE

     Section 4.1. Disability. If the Employee is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of one hundred eighty (180) consecutive days or for a total of two hundred sixty (260) days in any twelve (12) month period, the Company may, at its option, at that time or any time thereafter, terminate the Period of Employment immediately upon giving him notice to that effect. Until the Company shall have terminated the Employee's employment in accordance with the foregoing, the Employee shall be entitled to receive his compensation, pursuant to Article III notwithstanding any such physical or mental disability. Nothing herein shall limit the Employee's right to receive any amounts to be paid to the Employee under any disability or employee benefit plan of the Company, if any, or under any other disability insurance policy or plan covering the Employee.

     Section 4.2. Death. If the Employee dies during the Period of Employment, his employment hereunder and the Period of Employment shall terminate on the date of this death.


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                                    ARTICLE V
                              TERMINATION FOR CAUSE

     The Company may, by summary notice in writing, terminate the Period of Employment for cause. For the purposes of this Agreement, the term "cause" shall mean:

        (a) a material breach or any continued default by the Employee in the performance of his duties under this Agreement (other than resulting from his disability) for a 30-day period after a demand for performance is delivered to the Employee by the Company, which demand specifies and identifies the manner in which the Employee has not performed his duties;

        (b) misconduct by the Employee which is injurious to himself or the Company, provided that conduct will not be deemed misconduct if it was engaged in by the Employee in good faith in the belief that it was in, or not opposed to, the interests of the Company, or was engaged in at the direction of the Board; or

        (c) the intentional commission by the Employee of either:

            (i) a business crime the intended purpose of which was to enrich the Employee at the expense of the Company; or

            (ii) a felony of which the Employee is convicted or to which he pleads guilty or nolo contendere.

                                   ARTICLE VI
                            TERMINATION WITHOUT CAUSE

     Section 6.1. Company Termination. The Company may terminate the Period of Employment without cause at any time by giving the Employee written notice, upon which the Period of Employment shall terminate.

     Section 6.2. Employee Termination. For purposes of this Agreement, the Period of Employment shall be deemed to have been terminated without cause if the Employee resigns under any of the following conditions:

        (a) upon the continued default (including a material reduction in the duties, responsibilities and authority of the Employee as set forth in Article
II) by the Company in the substantial performance of its obligations hereunder for a thirty (30) day period after a demand for substantial performance is delivered to the Company by the Employee, which demand specifies and identifies the manner in which the Company has not substantially performed its obligations; or

        (b) upon the Employee being directed by the Board to engage in any activity which the Employee, based upon written advice of competent legal counsel, believes would


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constitute criminal activity, provided that the Employee gives notice to the
Company providing it with a copy of the written advice of his legal counsel and the Company does not, within five (5) business days after its receipt of such notice, withdraw its request that the Employee engage in the activity in question.

                                   ARTICLE VII
                  EFFECT OF TERMINATION OF PERIOD OF EMPLOYMENT

     Section 7.1. Termination upon Death, Disability, for Cause or Voluntarily. Upon termination of the Period of Employment pursuant to Articles IV or V or voluntarily by the Employee for any reason (except under the conditions set forth in Section 6.2), neither the Employee nor his beneficiaries or estate shall have any further rights or claims against the Company under this Agreement except to receive:

        (a) the unpaid portion of the Employee's Base Salary provided for in
Section 3.1, computed on a pro rata basis to the date of termination;

        (b) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3.3; and

        (c) any benefits, including the right to continued coverage under the Company's health plans, which are mandated by law for terminated employees.

     Section 7.2. Termination Without Cause. Upon the termination of the Period of Employment pursuant to Article VI, neither the Employee nor his beneficiaries or estate shall have any further rights or claims against the Company under this Agreement except to receive:

        (a) compensation at the then applicable Base Salary rate through the term of this Agreement as provided in Section 1.2;

        (b) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3.3;

        (c) any benefits, including the right to continued coverage under the Company's health plans, which are mandated by law for terminated employees.

     Section 7.3. Other Company Obligations. The provisions of this Article VII shall in no way limit any rights or claims which the Employee may have by virtue of any other agreements entered into with the Company.


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                                  ARTICLE VIII
                             COVENANT NOT TO COMPETE

     Section 8.1. Covenant Not to Compete. During the Period of Employment and for a period of (i) two years (2) thereafter if terminated by the Company with cause or Employee terminates his employment without good reason and (ii) for a period of twelve (12) months thereafter if Employee is terminated without cause, or Employee terminates his employment due to a breach by the Company of its obligations hereunder, Employee shall not, alone, together or in association with others, as owner, shareholder, employee, officer, director, partner, lender, investor, consultant, principal, agent, independent contractor, co-venturer or in any other capacity, directly or indirectly, engage in, have a financial interest in or be in any way connected or affiliated with, or render advice or service, to, any person, firm or business or enterprise which is in competition with the Company.

        (i) Competition with the Company. For purposes of this Agreement, (a) the phrase "in competition with the Company" shall be deemed to include competition with the Company, or their respective successors or assigns, or the business of any of them, and (b) a business or enterprise shall be deemed to be in competition with the Company if it is engaged in any business activity which is the same or comparable to the business activities of the Company from time to time in any geographic area in which the Company is conducting or has conducted or solicited business at any time during the Period of Employment or for two (2) years prior thereto. Notwithstanding the foregoing, nothing herein contained shall prevent Employee from purchasing and holding for investment less than five percent (5%) of the shares of any corporation, the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market.

        (ii) Interpretation of Covenant. The parties hereto acknowledge and agree that the duration and area for which the covenant not to compete set forth in this Article VIII is to be effective are fair and reasonable and are reasonably required for the protection of the Company, and Employee hereby waives any objections to or defenses in respect thereof. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenant is to the extent unenforceable, the parties hereto agree that this Article VIII shall be deemed amended to delete therefrom such provisions or portions adjudicated to be unenforceable so that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and one for each and every political subdivision of each and every other country where the covenant not to compete is intended to be effective and is not proscribed by law.

     Section 8.2. Covenant Regarding Disclosure or Use of Confidential Information. Employee acknowledges that during his employment he will learn and will have access to confidential and proprietary information regarding the Company, its customers and its business. Employee hereby agrees that he shall at all times during and after the Period of


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Employment keep and maintain Confidential Information (as defined below)
confidential, and Employee shall not, at any time, either during or subsequent to the Period of Employment, either directly or indirectly, use any Confidential Information for Employee's own benefit or to the benefit of any other person or entity or divulge, disclose, communicate or otherwise reveal any Confidential Information to any person or entity in any manner whatsoever other than employees or agents of the Company having a need to know such Confidential Information, and only to the extent necessary to perform their responsibilities on behalf of the Company and other than in the performance of Employee's duties hereunder, except to the extent otherwise required by court order. As used herein, "Confidential Information" shall mean any and all information (excluding information in the public domain) related to the business of the Company, including, without limitation, any and all trade secrets, engineering designs or concepts, computer programs, technical data, information concerning Company policies, pricing policies, price lists, financial plans and special products, marketing strategies and techniques, methods and manner of operations, information relating to the identity and location of all parts, present and prospective customers, suppliers, affiliates, debtors, distributors, wholesalers, clients and others who have been dealing with the Company, patents and patent applications, copyrights and copyright applications (in any such case, whether registered or to be registered in the United States or any foreign country) applied for, issued to or owned by the Company, each and all processes inventions, computer programs, engineering or technical data, drawings or designs, manufacturing techniques; and any other information known to Employee to be confidential information. Upon the termination or expiration of this Agreement, Employee shall leave with Company, without making or keeping copies thereof, all documents such as memoranda, notes, records, reports, books, letters, customer lists, manuals or other writings or documents whatsoever, which reflect or deal with any secret, proprietary or confidential information or material relating to the business or activities of the Company.

     Section 8.3. Covenants Regarding Other Employees. Employee agrees that so long as he is an employee of the Company and for the period described in Section 8.1, except when acting on behalf of the Company, he shall not, directly or indirectly, induce or attempt to induce any person in the employment of the Company to (i) terminate such employment, or (ii) interfere with the business of the Company.

     Section 8.4. Intellectual Property. During and throughout the Period of Employment, Employee agrees to disclose in writing to the Company all ideas, improvements, inventions, developments, discoveries, trade secrets and business plans ("Intellectual Property") developed, conceived, made, devised, discovered, acquired or acquired knowledge of, by Employee, either by himself or in conjunction with any other person or persons during such period, which relate to, directly or indirectly, or may be useful in the business of the Company (including any lines of business which are in the development or planning stage) including, without limitation, any process, product, operation or improvement, whether or not they may be patentable or copyrightable. Employee hereby agrees that the Intellectual Property shall become and remain the sole and exclusive property of the Company and that Employee will, at the Company's request and cost, do whatever the Company deems necessary or desirable to secure the rights thereto by patent, copyright or otherwise to the Company, including without limitation the assignment, transfer and conveyance


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of all Employee's right, title and interest in and to the Intellectual Property.
Subject to the terms of an Intellectual Property Agreement of even date, Employee acknowledges and agrees that any intellectual property concerning "SmartCards" or any other use of technology related to SmartCards created by Employee is the property of the Company. Such intellectual property includes ideas, inventions, development involving other SmartCard-like devices including "tags", as well as the equipment and processes to manufacture the same. Employee shall execute such patents and copyrights and assignments as requested by the Company from time to time. Adequate consideration for this intellectual property has been received.

     Section 8.5. Equitable Relief. Employee hereby acknowledges and agrees that his obligations contained in this Article VIII are of special, unique and personal character which gives them a peculiar value to the Company, and the Company cannot be reasonably or adequately compensated in money damages in an action at law in the event Employee breaches such obligations. Employee therefore expressly agrees that, in addition to any other rights or remedies which the Company may have at law or in equity or by reason of any other agreement, the Company shall be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions without bond or other security in the event of any actual or threatened breach of such actual damages, and to discontinue any salary, bonus and/or insurance continuation provided hereunder.

     Section 8.6. Nullification of Non-Competition Covenant. Notwithstanding any provision contained herein to the contrary, should the Company fail to pay to the Employee amounts due under the parties' Exclusive License Agreement and Assignment of even date (the "License Agreement"), the Employee shall be relieved of all restrictions or obligations under this Article 8 and such covenants contained in Section 8.1 through 8.5 shall be null and void. In such case, unless he remains employed by the Corporation, the Employee shall be free to accept employment or otherwise compete with the Company and exercise such other rights as may be available to the Employee under the License Agreement.

                                   ARTICLE IX
                                   ARBITRATION

     Section 9.1. Arbitration. If a dispute arises between the Company and the Employee as to the interpretation of this Agreement, the Company and the Employee agree to submit the matter to binding arbitration in accordance with the American Arbitration Association, as modified herein, by a sole arbitrator, in Denver, Colorado, selected in accordance with the provisions of Section 9.2. The arbitration shall be governed by the Uniform Arbitration Act, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

     Section 9.2. Selection of Arbitrator. The parties shall have ten (10) days from the date when written notice is provided to either party by the other party of a request for arbitration to agree upon a mutually acceptable neutral person not affiliated with either of the parties to act as arbitrator. If no arbitrator has been selected within such time, the parties agree jointly to request the American Arbitration Association or another mutually agreed-upon organization to supply within


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ten (10) days a list of potential arbitrators with qualifications as specified by the parties in the joint request. Within five (5) days of receipt of the list, the parties shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the arbitrator the individual receiving the highest combined ranking who is available to sere.

     Section 9.3. Cost of Arbitration. The costs of arbitration shall be apportioned between the Company and the Employee as determined by the arbitrator in such manner as the arbitrator deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding and the result of the arbitration.

                                    ARTICLE X
                                  MISCELLANEOUS

     Section 10.1. Necessary Acts. All parties to this Agreement shall perform any and all acts as well as execute any and all documents that may be reasonably necessary to fully carry out the provisions and intent of this Agreement.

     Section 10.2. Notices. All notices, demands, requests or other communications required or permitted by this Agreement or by law to be served on, given to or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given, received and delivered (a) on the date of service if served personally on the party to whom notice is given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission,
(c) on the business day after delivery to an overnight courier service or the Express Mail service maintained by the United States postal service, provided receipt of delivery has been confirmed or (d) five (5) days after being sent by registered or certified mail, provided receipt of delivery is confirmed, first class, postage prepaid, properly addressed to the respective parties as follows:

         If to the Company:          CardXX, Inc.
                                     701 Automation Drive
                                     Windsor, Colorado 80550
                                     Phone: (970) 686-2444
                                     Fax: (970) 686-2422

         With a copy to:             Larry D. Harvey, Esq.
                                     5290 DTC Parkway, Suite 150
                                     Englewood, Colorado 80111
                                     Phone: (303) 220-7810
                                     Fax: (303) 850-7115


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                                     James M. Piro, Esq.
                                     PIRO, ZINNA, CIFELLI & PARIS
                                     360 Passaic Avenue
                                     Nutley, New Jersey 07110-2787
                                     Phone: (973) 661-0710
                                     Fax: (973) 661-5157

                                     Frank A. Leo
                                     44 Minebrook Road
                                     Colts Neck, New Jersey 07722
                                     Fax: (732) 462-7840

         If to the Employee:         Harry J. Tiffany, III
                                     14247 Road X
                                     Weldona, Colorado 80653
                                     Fax: 970-645-2382

         With a copy to:             Michael E. Lindsay, Esq.
                                     BALLARD SPAHR ANDREWS &
                                       INGERSOLL, LLP
                                     1225 17th Street, Suite 2300
                                     Denver, Colorado 80202
                                     Phone: (303) 292-2400
                                     Fax: (303) 296-3956

or to such other address as may be designated by any such addressees by a notice given in conformity herewith.

     Section 10.3. Binding on Successors. This Agreement shall inure to the benefit of and be binding on the parties hereto and on each of their respective heirs, executors, administrators, personal representatives, successors and assignees.

     Section 10.4. Choice of Law and Forum. This Agreement shall be construed and governed by the laws, commercial usages and customs of the State of Colorado, without giving effect to the principles of conflict of laws thereof. In the event that any dispute, action, proceeding or litigation arises between the parties based on or arising out of this Agreement, or any agreement or instrument delivered pursuant to this Agreement, subject to the arbitration provisions of Article IX, the parties agree to submit themselves to and irrevocably consent to the jurisdiction of the courts of the State of Colorado, and any federal court located in the State of Colorado.

     Section 10.5. Headings. The headings of the articles and sections of this Agreement have been inserted solely for convenience of reference and shall in no way restrict or modify any of the terms or provisions hereof.


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     Section 10.6. Sole and Only Agreement. This Agreement and the agreements referred to herein constitute the only agreements of the parties hereto relating to the subject matter hereof. Any prior agreements, promises, negotiations or representations concerning the subject matter of this Agreement not expressly set forth in this Agreement shall have no force or effect.

     Section 10.7. Amendment and Extension. This Agreement may not be amended or extended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 10.8. Severability. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding, unless to do so would alter substantially the intended effect of this Agreement or cause a substantial hardship for any party hereto.

     Section 10.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                             Company:

                                             CARDXX, INC.


                                             By /s/ Frank Leo
                                                -------------------------------
                                                Frank Leo, President



                                             EMPLOYEE:

                                             /s/ Harry J. Tiffany, III
                                             -----------------------------------
                                             Harry J. Tiffany, III

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